Item 77Q (1)(e)
 - Copies of any new or amended investment advisory contracts

Sub-Advisory Agreement dated September 18, 2015 between AdvisorShares Investments, LLC and TrimTabs Asset Management, LLC is incorporated herein by reference to Exhibit (d)(9) of Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A (Accession No. 0001144204-15-061249) ("PEA 100") as
filed with the U.S. Securities and Exchange Commission (the "SEC") on October 30, 2015.

Amendment and revised Schedule A, dated November 1, 2015, to the Advisory Agreement dated June 2, 2009 between AdvisorShares Trust and AdvisorShares Investments, LLC is provided herewith. Amended Schedules A and B, dated November 1, 2015, to the Sub-Advisory Agreement between AdvisorShares Investments, LLC and American Retirement Planners II, Inc. are provided herewith.